Exhibit (d)(21)

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

THE GLENMEDE FUND, INC.

(HIGH YIELD MUNICIPAL PORTFOLIO)

The Investment Advisory Agreement dated December 22, 2015, by and between The Glenmede Fund, Inc. (the “Fund”) and Glenmede Investment Management, L.P. (the “Agreement”) is hereby amended effective as of May 9, 2022 as follows:

Paragraph 3, Compensation of the Adviser, is amended and restated in its entirety as follows:

1. Compensation of the Adviser. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Portfolio will pay the Adviser and the Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of 0.57% of the average daily net assets held in the Portfolio.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of May 9, 2022.

THE GLENMEDE FUND, INC.

By:	/s/ Kent E. Weaver
Kent E. Weaver
Title:	President

GLENMEDE INVESTMENT MANAGEMENT, LP
By: GATEPOST PARTNERS, LLC, its General Partner

By:	/s/ Peter Zuleba
Peter Zuleba
Title:	Director